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                                                                   Exhibit 10.10

                               MARKEL CORPORATION
                     EMPLOYEE STOCK PURCHASE AND BONUS PLAN

     This document provides information about a total of 100,000 shares of the Common Stock, no par value ("Common Stock"), of Markel Corporation (the "Company") which may be acquired by employees and Directors of the Company and its subsidiaries pursuant to the Company's Employee Stock Purchase and Bonus Plan (the "Plan"). This document also provides information about a Loan Program (the "Loan Program") to facilitate purchases of shares of the Company's Common Stock pursuant to the Plan. Under the Loan Program an eligible participant may borrow an amount equal to the full purchase price of shares of Common Stock purchased under the Plan (a "Loan").

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                       COVERING SECURITIES THAT HAVE BEEN
                         REGISTERED UNDER THE SECURITIES
                          ACT OF 1933 (the "1933 Act").

                               DATE: March 5, 2003

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                            INTRODUCTION TO THE PLAN

     The Company has adopted the Markel Corporation Employee Stock Purchase and Bonus Plan in a continuation of the Company's efforts to encourage share ownership by employees and Directors. The Plan provides an easy method for making purchases of the Company's Common Stock and also encourages share ownership by providing a share bonus based on the net increase in the number of shares of Common Stock purchased pursuant to the Plan by an employee or Director in a given year. A description of the Loan Program feature of the Plan begins on page 6. The Plan is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and will be administered by the Company's Human Resources Department in Glen Allen, Virginia. You may obtain additional information about the Plan and its administration by contacting Human Resources at (804) 747-0136.

                                PLAN ELIGIBILITY

     All full-time and part-time employees of the Company or its designated subsidiaries who have attained the age of 18 are eligible to elect to participate in the Plan. Subject to certain conditions, non-employee Directors of the Company are also eligible to participate. An eligible Participant may elect to participate in the Plan by completing an enrollment form (available from your Human Resources Department) and an IRS W-9 or W-8 Form (also available from your Human Resources Department).

     An eligible Participant may elect to participate at any time, may make changes in the amount of deductions at any time and may also terminate participation at any time by sending written instructions directly to the Human Resources Department. Elections will become effective as soon as practicable following the receipt of the election or change form by the Human Resources Department.

     Participation in the Plan will automatically terminate in the payroll period following the date an employee ceases to be a full-time or part-time employee or for Directors, on the date a Director ceases to serve as a Director of the Company.

                       NON-EMPLOYEE DIRECTOR PARTICIPANTS

     Non-employee Directors of the Company may participate in the Plan subject to the following conditions: (i) shares purchased under the Plan and Awards made under the Plan must be held at least six months before they may be withdrawn from the Plan or otherwise sold or disposed of by the Director (the Director's election to participate in the Plan authorizes the imposition of transfer restrictions as necessary to implement this provision); (ii) stock purchases made by a Director under the Plan may not exceed the amount of annual and meeting fees paid to

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the Director by the Company; and (iii) if a Director ceases participation in the
Plan, he or she may not participate again for at least six months. Effective
July 30, 2002, non-employee Directors may not receive new loans under the Loan Program feature of the Plan.

     All other applicable plan provisions apply to a non-employee Director's participation in the Plan.

                        METHOD FOR MAKING STOCK PURCHASES

     At the time of enrollment an eligible Participant will specify the amounts to be invested and the Company will regularly deduct the specified amount from the Participant's pay. The Participant may also elect to purchase shares other than by payroll deduction provided such purchases are made in amounts aggregating $500 or GBP300 or more. Deductions or contributions made in currencies other than U.S. Dollars will be converted by the Company into U.S. Dollars at the then existing exchange rate as reasonably determined by the Company. Amounts contributed will be combined with all the money contributed by other Participants and then sent to one or more brokers selected by the Company (collectively the "Investing Broker") to be used to purchase Common Stock at market prices current at the time of purchase. Purchases may be made on the open market or directly from the Company. Purchases will be made by the Investing Broker no less frequently than once a month for payroll deduction purchases and no less frequently than twice a month for Loan Program purchases. The amount of all Participants' deductions or contributions will be forwarded by the Company to the Investing Broker at least monthly. The purchase price for a Participant's stock will be determined by the average of the market prices for the Common Stock purchased for all Participants on a purchase date.

     Each Participant must specify on the Enrollment Form the amount to be withheld from his or her gross paycheck (multiples of $/GBP5, minimum of $25/GBP15 per pay period), and such deductions will remain in effect until the Participant files a new Enrollment Form or elects to terminate deductions.

     The current Investing Broker is First Union Discount Brokerage Services and the current record keeper is First Union National Bank of North Carolina. First Union Discount Brokerage Service has agreed to process all purchases and sales of stock for the Plan on a non-profit basis and will charge fees only to the extent necessary to cover its costs in effecting the trade. In addition, no minimum fee will be applied to any transaction.

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                                FEES AND EXPENSES

     The Company will pay the Investing Broker's fees for stock purchases made for Participants. The Company will also pay for the cost of administering the stock bonus feature of the Plan described below. The Investing Broker fees and other charges in connection with sales, or in connection with purchases of Common Stock or other securities not made pursuant to the Plan will be payable directly by the Participant ordering such transactions.

                PARTICIPANTS' ACCOUNTS WITH THE INVESTING BROKER

     The Investing Broker will open and maintain an individual account for each Participant and will make purchases of Common Stock for the Participant's account using deductions made that month for the Participant. Participants' accounts will be credited with amounts that would represent "fractional shares." Under this feature, cash amounts which are not sufficient to purchase whole shares will be credited to a Participant's account as fractional interests. Certificates for fractional shares will not, however, be issued. Upon sale or distribution, a Participant will receive cash for such fractional interest based on the then current market price of the Common Stock as determined by the Investing Broker.

     Each Participant will receive a notice each month there is activity in his or her account and all notices of meetings, proxy statements and any other material distributed by the Company for the benefit of its stockholders. The Company will not be responsible for keeping records with respect to the Plan other than for payroll purposes and for purposes of determining the Stock Bonus Awards described below. All other record keeping will be done by the Investing Broker. The Company may receive information about a Participant's account, including purchases and sales, under the Plan.

                               STOCK BONUS AWARDS

     Participants will receive a stock bonus of ten percent of the net increase in shares of Common Stock purchased pursuant to the Plan during a given year (a "Stock Bonus Award"). Stock Bonus Awards will be based on the net number of shares of Common Stock purchased from January 1 through December 31 of a given year and will be issued to or on behalf of a Participant not later than March 31 following the end of a given year. An employee will not receive a Stock Bonus Award unless he or she is an eligible Participant not on probation on the date the Stock Bonus Award is made.

     Unless other arrangements satisfactory to the Company in its sole discretion are made, the net increase in the number of shares purchased pursuant to the Plan will be based on statements provided by the Investing Broker and the Company will be entitled to rely conclusively on such statements in determining Stock Bonus Awards to be made under the Plan. Because Stock Bonus

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Awards will be determined by reference to the statements of the Investing
Broker, any requests by a Participant for the issuance of shares in certificated form will cause those shares not to be reflected on the statements and accordingly not to be counted for purposes of determining the Stock Bonus Award.

     No Stock Bonus Award will be made for an increase in the number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

     The Company may also make Loans to facilitate the purchase of the Company's Common Stock. Participants in the Loan Program will receive a stock bonus of five percent of the number of shares of Common Stock purchased under the Loan Program (a "Special Stock Bonus Award"). Special Stock Bonus Awards will not be counted as an increase in the number of shares purchased by a Participant during a calendar year. The timing of the issuance of a Special Stock Bonus Award to or on behalf of a Participant shall be as determined by the Executive Officers. No Special Stock Bonus Award will be made for an increase in the number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Special Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

                                 SALE OF SHARES

     Each Participant may sell all or part of his or her stock by contacting the Investing Broker directly. Sales will be processed on a weekly basis. A Participant will be responsible for any sales or brokerage commission incurred in connection with a sale of shares. The right to receive a Stock Bonus Award may not be sold or transferred.

     Persons who are "affiliates" of the Company within the meaning of applicable federal securities laws and regulations (which, in general, means the executive officers and directors of the Company) may not resell shares of Common Stock acquired pursuant to the Plan in the absence of an effective registration statement under the 1933 Act or the availability of an exemption from such registration, such as the one afforded by Rule 144 of the 1933 Act. The acquisition of shares of Common Stock by executive officers and non-employee Directors (including the acquisition of shares by bonus awards) as well as any subsequent resale of such shares may be subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act") and the rules issued thereunder regarding "short swing" trading.

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                     TAX CONSEQUENCES OF PLAN PARTICIPATION

     Stock Bonus Awards and Special Stock Bonus Awards are subject to applicable income withholding requirements and, unless the Company in its sole discretion accepts another arrangement for the payment of such withholding, that withholding will be deducted from the employee's first paycheck following receipt of an Award. Stock Bonus Awards received by non-employee Directors will not be subject to withholding (unless a Director is subject to back-up withholding) but may need to be considered by Directors when making estimated tax payments.

     Stock purchases made pursuant to the Loan Program will be made with after tax dollars and will not have a tax impact on the employee or provide a tax deduction for the Company.

                                  LOAN PROGRAM

     ELIGIBILITY

     The Loan Program is available to all regular full-time employees of the Company and its designated subsidiaries and to all regular part-time employees of the Company and its designated subsidiaries who have five or more years of service. New Loans under the Program are not available to (x) Directors and Executive Officers, effective as of July 30, 2002, (y) employees who are on probation and (z) employees who are employed (i) to perform a specific assignment, (ii) for a period of time of limited duration, (iii) at a location, business unit or division that is being closed, or (iv) who have failed, when required, to execute and deliver an Employee Secrecy and Non-Piracy Agreement. New Loans under the Program are also not available to employees who participated in a Loan Program and who have disposed of their stock when such disposal was not previously approved by the Company's Human Resources Department. All requests by eligible employees to participate in the Program are subject to approval, disapproval or reductions in loan amount by the Executive Officers of the Company.

     LEVELS OF PARTICIPATION

     In order to participate in the Loan Program, a participant must agree to borrow a minimum of $10,000/GBP6,000. If an employee's base salary is less than $50,000/GBP30,000, the maximum aggregate principal amount outstanding of all Loans to the employee under the Loan Program generally will be limited to 50% of the employee's base salary. If an employee's base salary is greater than or equal to $50,000/GBP30,000, the maximum aggregate principal amount outstanding of all Loans available to the employee under the Loan Program generally will be limited to 100% of base salary. In either case, the Executive Officers of the Company may, in their sole discretion and if requested, approve a greater amount up to a maximum of four times base salary or, under special circumstances, $1,000,000/GBP600,000. The aggregate principal amount outstanding of all Loans to an employee may not exceed $1,000,000/GBP600,000 without

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the approval of the Company's Board of Directors or the Compensation Committee
of the Board of Directors.

     LOAN TERMS

AMOUNT

     The Loan to an employee will be in an original principal amount equal to $10,000/GBP6,000 and increments above that amount of $2,500/GBP1,500, as selected by the employee. The Loan will be unsecured but will be full recourse to the employee. This means the Loan will represent an unconditional promise to repay the principal amount borrowed plus accrued interest irrespective of the value of the shares of Common Stock purchased pursuant to the Plan. Any unpaid principal and interest on the Loan will be due on April 1 of the tenth year from the year the loan is made. Loans may become due and payable at earlier times upon the occurrence of certain events. See Other Terms below.

INTEREST

     The Loan will accrue interest from the date on which shares are purchased ("Closing") until paid in full at a rate of 3% per year. The interest rate may increase in the event any of the shares (including Special Stock Bonus Awards) acquired under the Loan Program or previous loan programs are sold, pledged or otherwise transferred except as permitted by the Plan. See Other Terms below.

PAYMENTS

     If the original principal amount of the Loan is less than $25,000/GBP15,000, payment must be made by bi-weekly or monthly payroll deductions, as applicable, which will begin with the first full payroll period after Closing. If the Loan amount is greater than or equal to $25,000/GBP15,000, an employee may elect to make annual payments on March 31 of each year. For annual payment loans made during the first calendar quarter of the year the full annual payment will be due on the following March 31; for annual payment loans made in the second calendar quarter the first payment due will be 75% of the annual amount; for annual payment loans made in the third calendar quarter the first payment due will be 50% of the annual amount and for loans made in the fourth quarter the first payment due will be 25% of the annual amount.

     Payment amounts, whether bi-weekly, monthly or annual, will be based on a 3% interest rate per annum and assuming full amortization of the Loan over a 15-year term. The Loan will, however, be due and payable in full on April 1 of the tenth year from the year the loan is made; for example a loan made in August 2000 will be due and payable on April 1, 2010. There will be a "balloon payment of remaining principal and accrued interest due at maturity.

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     The following table gives the payment amounts (both recurring and balloon)
per $/GBP1,000 borrowed for biweekly (North American operations), monthly (International operations) and annual payments (all operations). For purposes of calculating the balloon payment the loan is assumed to begin on August 1 of a given year.

                               Recurring amount    Balloon amount
Bi-weekly                             3.17             410.30
Monthly                               6.90             408.58
Annual                               83.78             424.95

OTHER TERMS

     All Loans under the Loan Program may be prepaid at any time. Prepayments will be applied first to accrued but unpaid interest and then to principal. Unless a prepayment is equal to or greater than 10% of the then outstanding Loan balance, prepayments will not change the amount of required payments; they will instead reduce the balance of the Loan resulting in a smaller balloon payment or full repayment before the normal maturity date. If a prepayment is equal to or greater than 10% of the then outstanding Loan balance the Company will, at a Participant's request, prepare a new payment schedule which will provide for the repayment of the remaining Loan balance at the original maturity date in substantially equal installments (either by-weekly or annual, as applicable) on the terms described above.

     A Loan will become due and payable at the option of the Company in the event of (i) the failure by an employee to make any payment when due; (ii) an employee's insolvency, application for appointment of receiver, filing of a petition under any bankruptcy law or the making of an assignment for the benefit of creditors; (iii) an employee's death or long-term disability or (iv) 90 days after termination of employment with the Company or its subsidiaries, whether voluntary or involuntary, by reason of retirement or otherwise; 6 months in the event of termination due to downsizing or reduction in force.

     Because the Loan Program is designed to encourage long-term employee ownership of Common Stock, if any shares of Common Stock acquired by a Participant under the Loan Program or previous loan programs (including the Special Stock Bonus Award) are sold, pledged or otherwise transferred, the interest rate on the Loan will be immediately adjusted to a market rate which the Company has determined to be the Prime Rate plus 7%, and payments will also commence immediately at the higher rate. For those making payments by bi-weekly or monthly payroll deduction the payment amount will immediately increase. For those making annual payments, the next payment which would otherwise be due will be immediately due and payable and the remaining annual payment amounts will be increased to reflect the higher rate on the Loan. If a Participant withdraws any such shares from his or her account with the Investing Broker, the Participant must make arrangements satisfactory to the Company regarding the

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registration and/or custody of the share certificates so that the Company can determine the interest rate and payment terms applicable to the Participant's Loan; a failure to make such arrangements will result in the interest rate and payment terms being adjusted as described above.

     The Company will consider waiving the foregoing interest rate and payment adjustments if the purpose of the sale is (x) to fund a medical emergency or other financial hardship, (y) to fund an educational need or (z) to pay the exercise price of Company stock options. Any such waiver must be approved by the Company's Human Resource Department in advance. If shares acquired under the Loan Program are used to pay the exercise price of Company stock options and if a Participant deposits into his or her account with the Investing Broker a number of shares obtained upon exercise of an option equal to the number of shares used to pay the exercise price of an option, no increase in interest rate or payment adjustment will result from such transfer.

     In addition, the interest rate and payment adjustments will not apply if after giving effect to the sale the then current market value of the shares held in a Participant's Account with the Investing Broker equals or exceeds two times the then existing Loan balance.

     Neither a Loan nor any rights or obligations thereunder will be transferable by the Participant except by will or the laws of descent and distribution. The promissory note evidencing the Loan may be sold or transferred by the Company.

                            SPECIAL STOCK BONUS AWARD

     Participants in the Loan Program will receive a stock bonus of five percent of the number of shares of Common Stock purchased under the Loan Program (a Special Stock Bonus Award). Neither shares purchased under the Loan Program nor Special Stock Bonus Awards will be counted as an increase in the number of shares purchased by a Participant during a calendar year under the Plan for purposes of determining regular Bonus Awards. The timing of the delivery of a Special Stock Bonus Award to or on behalf of a Participant shall be as determined by the Executive Officers of the Company. No Special Stock Bonus Award will be made for an increase or decrease in a number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Special Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

                           COMPANY INCENTIVE PAYMENTS

     In connection with the Loan Program the Company will provide an incentive payment based on a five-year compound annual growth in book value ("Company Incentive Payment") as follows:

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DIRECTORS AND EXECUTIVE OFFICERS

For Directors and Executive Officers with Loans in effect on July 30, 2002 ("Grandfathered Loans"), the scale used to determine the Company Incentive Payment and the method used to calculate the five-year compound annual growth in book value ("CAGBV") will remain identical to that in effect on July 30, 2002.

ALL OTHER PARTICIPANTS

For all other Participants, effective with the Company Incentive Payment due in March, 2003, the Board of Directors has adjusted the scale used to determine the Company Incentive Payment and the method used to calculate the CAGBV, in light of the prevailing interest rate environment during the past few years. The Board of Directors may amend the scale as well as the method used to calculate CAGBV at any time or from time to time in such respects as it shall deem advisable in order to respond to changes in the interest rate environment or other factors affecting the CAGBV, and all such modifications shall apply to all Loans (other than Grandfathered Loans) then outstanding under the Loan Program.

      5 year Compound Annual               Company Incentive Payment
       Growth in Book Value              as % of Original Loan Balance
      ----------------------             -----------------------------
             Under 11%                                 0%
                   11%                              1.25%
                   12%                              1.50%
                   13%                              2.00%
                   14%                              2.50%
                   15%                              3.00%
                   16%                              3.75%
                   17%                              4.50%
                   18%                              5.00%
                   19%                              5.50%
                   20%                              6.25%
                   21%                              7.25%
                   22%                              8.50%
                   23%                             10.00%
                   24%                             12.50%
              Over 24%                      Discretionary

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For purposes of calculating the CAGBV, (i) book value will not be adjusted to exclude the benefit of issuing equity securities before January 1, 2003 at prices above the preceding year-end book value or to exclude goodwill amortization costs resulting from transactions in which equity securities were issued, and (ii) book value will be adjusted to exclude the benefit of issuing equity securities after January 1, 2003, at prices above the preceding year-end book value.

PAYMENT OF COMPANY INCENTIVE PAYMENT

One-half of the calculated annual incentive payment will be applied to a Participant's outstanding indebtedness to reduce the amount of the required balloon payment or the Loan balance and one-half of the calculated annual incentive payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the associate by March 31 of a given year. If a Loan commitment is received on or before July 1 of a year, a Participant will be eligible for one-half of the applicable incentive payment, if any, for the year in which the loan is made.

                               METHOD OF PURCHASES

     In order to participate in the Loan Program, each eligible Participant must complete and return a Loan Program Enrollment Agreement to Human Resources. The Enrollment Agreement is available from your Human Resources Department and the Markel Corporation intranet website. Upon execution of the Enrollment Agreement, the Participant irrevocably agrees, subject to any applicable disclosure requirements, to borrow the amount indicated in the Enrollment Agreement and agrees to execute and deliver promissory notes and other agreements that the Company deems necessary or appropriate to implement the Loan Program. Each Enrollment Agreement is subject to acceptance or rejection by the Company, in whole or in part. The Investing Broker will make purchases no less frequently than twice monthly under the Loan Program. The purchase price for a Participant's stock will be determined by the average price paid for all of the Common Stock purchased for all Participants pursuant to the Loan Program during a given purchase interval. Shares acquired under this Loan Program may be purchased by the Investing Broker in the open market, from officers or other affiliates of the Company or from the Company.

     A Participant will have full shareholder rights with respect to shares of Common Stock acquired pursuant to the Loan Program including the right to vote the shares. A Participant has the right to sell, pledge or otherwise dispose of such shares, however such actions may result in a higher interest rate and adjusted payment terms.

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                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the U.S. Federal income tax consequences to the Company and participants under the Plan. It is general and does not purport to be complete. There may also be applicable state and local taxes. In addition, in some cases it may be important to consider the effect, if any, of gift, estate and inheritance taxes.

     NO REPRESENTATION RESPECTING THE TAX TREATMENT OF ANY LOAN HAS BEEN MADE TO A PLAN PARTICIPANT. PLAN PARTICIPANTS ARE URGED TO CONSULT THEIR COUNSEL, ACCOUNTANTS, OR OTHER TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF LOANS GRANTED TO THEM IN RELATION TO THEIR OWN PARTICULAR TAX SITUATION.

     Stock purchases made with employee or Director deductions will be made with after-tax dollars and will not have a tax impact on the Participant or provide a tax deduction for the Company. Stock Bonus Awards and Special Stock Bonus Awards will generally be deemed compensation income to a Participant in an amount equal to the fair market value of the shares on the date the shares are credited to the Participant's account. The Company will also receive an income tax deduction in an amount equal to the amount of compensation recognized by the Participant.

FOR PARTICIPANTS

     The following is general information about tax consequences of the features of the Plan described below under present Federal income tax law and existing, temporary and proposed regulations, which are subject to change at any time.

     SPECIAL STOCK AWARDS

     A participant will receive a stock bonus of five percent of the number of shares of Common Stock purchased under the loan program (see "Special Stock Bonus Award" above) for which no consideration will be paid. The Special Stock Bonus Award will be taxable compensation to the extent of the fair market value on the date of receipt of the number of shares of Common Stock that constitute the Special Stock Bonus Award. The award will be subject to federal and state income tax withholding.

     COMPANY INCENTIVE PAYMENT

     A participant may receive an incentive payment based on the Company's compound average growth in book value (see "Company Incentive Payment" above). One-half of this payment will be made in cash and one-half will be applied to reduce the balance of a

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Participant's loan. The full amount of the incentive payment will be taxable compensation and will be subject to federal and state tax withholding.

     LOANS

     The Internal Revenue Code provides that where the interest rate payable on a loan is less than the applicable federal rate (the "AFR"), the loan is a "below market loan" and in such case an amount known as "foregone interest" is treated as transferred from the lender to the borrower, and retransferred by the borrower to the lender as interest. The Company has determined that the initial loans under the Plan are compensation-related "below market loans" to which the AFR rules apply. Accordingly, in any calendar year in which the aggregate loans outstanding between the Company and a Participant exceed $10,000, the amount of "foregone interest" must be determined. If the loan remains outstanding for an entire calendar year, the amount of the "foregone interest" is the excess of (a) the result produced when the appropriate AFR is multiplied by the principal amount of the loan, over (b) the sum of all amounts payable as interest on the loan allocable to the calendar year. The AFR is published by the Internal Revenue Service periodically and is determined when the loan is made. If the loan is outstanding for part of a calendar year, the AFR regulations specify the methodology for determining foregone interest for the part of the calendar year the loan was deemed outstanding. The participant will have imputed taxable income and imputed interest expense equal to the foregone interest each year the loan is outstanding.

     If the Common Stock purchased with a loan under the Plan is sold, pledged or withdrawn (see "Other Terms" above) or for any other reason the terms of the loan are adjusted and as a result the interest rate on the participant's loan is increased so that the rate equals or exceeds the AFR (as described above), the amount of foregone interest and imputed income for that year may be reduced or eliminated with respect to the period following the interest rate adjustment.

     Imputed interest (as described above) is treated as the payment of investment interest by the participant. Individual taxpayers may deduct investment interest only to the extent of their net investment income for the year. Net investment income/ is the excess of investment income over investment expenses for the year. Investment income consists of (1) gross income from property held for investment, such as interest and dividends, (2) any net gain from disposition of investment property other than net capital gain (net long-term capital gain in excess of net short-term capital loss), and (3) any net capital gain which a participant elects to include in investment income thereby foregoing the beneficial capital gain tax rate. Investment income does not include imputed income resulting from the application of the AFR rules. Investment expenses are deductible expenses other than interest which are directly related to the production of investment income (after applying the 2% of adjusted gross income floor). Investment interest that is not deductible in a year may be carried over and deducted in future years, subject to the applicable limitations.

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     Income imputed to a participant under the AFR rules is not subject to income tax withholding, but is subject to tax and withholding under the Federal Insurance Contributions Act (Social Security). Such withholding will be made periodically from a Participant's paycheck. The Company is required to report the amount of the imputed income on the participant's W-2 each year. In addition, the Company will timely furnish each participant with the information pertaining to the amount and computation of foregone interest.

     The principal amount of a loan to acquire Common Stock will be the participant's tax basis for the purpose of determining gain or loss on the subsequent sale or exchange of the Common Stock.

FOR THE COMPANY

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the participant recognizes ordinary income in connection with a loan or upon the receipt of a Special Stock Bonus Award or Company incentive Payment. In addition, any payments of loan interest by the participant to the Company would be taxable income to the Company. Generally, the Company is not taxed on a participant's repayment of principal of a loan.

     In addition, Section 162(m) of the Tax Code generally imposes a $1,000,000 limitation on the annual compensation deduction allowable to a publicly held corporation in respect of its chief executive officer and its other four most highly paid officers. This section may limit the Company's deductions for payments under the Plan.

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                         UNITED KINGDOM TAX CONSEQUENCES

The following is a summary of the UK income tax and National Insurance Contributions ("NIC") consequences to the participants under the Plan. It is general and does not purport to be complete.

NO REPRESENTATION RESPECTING THE TAX TREATMENT OF ANY LOAN HAS BEEN MADE TO A PLAN PARTICIPANT. PLAN PARTICIPANTS ARE URGED TO CONSULT THEIR ACCOUNTANT OR OTHER TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF LOANS GRANTED TO THEM IN RELATION TO THEIR OWN PARTICULAR TAX SITUATION.

STOCK PURCHASES

     Stock purchases made with employee or Director deductions will be made out of salary net of tax and employee's NIC ("net salary"). Stock Bonus Awards and Special Stock Bonus Awards will be treated as a Participant's taxable income equal in amount to the open market value of the stock on the date the shares are credited to the Participant's account. For this purpose the open market value of the stock will be converted into sterling using the then existing exchange rate as reasonably determined by the Company.

BONUS AWARDS

     Stock Bonus Awards and Special Stock Bonus Awards are subject to deduction of tax at source under the PAYE system and are subject to NIC. Unless the Company in its sole discretion accepts another arrangement for the payment of such tax and NIC, the tax and NIC will be deducted from the employee's or Director's monthly net paycheck due within 45 days following the award. In the event that payroll deduction is insufficient to finance the payment of tax and NIC, the Company reserves the right to instruct the Investing Broker to sell sufficient shares of the stock credited to the Participant's account to fund the payment of the tax and NIC.

LOANS

     UK tax law provides that where the interest rate payable by an employee or Director on a loan from his or her employer or an associated company is less than the "Official Rate", the loan is a "beneficial loan" and in such a case the employee or Director is taxable on the difference between the interest at the Official Rate and the actual rate of interest.

The amount subject to tax is called the cash equivalent of the benefit of the loan. Official Rates are prescribed by the Treasury from time to time.

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No tax is due if the total on all beneficial loans from the employer or an associated company does not exceed GBP5,000 at any time during the tax year.
For this purpose advances of salary for season ticket purchase or gym membership must be taken into account. Thus if an employee or Director has a season ticket loan whose maximum in the tax year is GBP2,500 and takes out in the same year a loan to purchase stock whose sterling value is GBP3,000, tax will be due on the cash equivalent of both loans. There is no exemption for the first GBP5,000 of the loans outstanding in the tax year.

If the Common Stock purchased with a loan under the Plan is sold, pledged or withdrawn (see "Other terms" above) or for any other reason the terms of a loan are adjusted and as a result the interest rate on the participant's loan is increased, so that the rate equals or exceeds the Official Rate, the loan will cease to be a beneficial loan and no further taxable income will arise in respect of that loan.

There are two alternative ways of calculating the taxable benefit from one or more beneficial loans. One is known as the "normal averaging method" and applies automatically unless

..    The Director or employee elects for the other (known as the "alternative precise method")

  or

..    The Inland Revenue gives notice that it intends to use the "alternative precise method"

The choice of method is available for each loan separately.

The normal averaging method of calculation is based on:

..    the average amount of the loan calculated by reference to the maximum opening and closing balances at the beginning and end of the tax year. If the loan was not in existence throughout the whole year, the average is based on the maximum balances on the dates the loan was made or discharged; and

..    The average appropriate "Official Rate" of interest for the tax year - or for such shorter period as the loan was in existence.

The alternative method of calculation involves

..    Dividing the appropriate "Official Rate" by 365 and
..    Applying that to the total of the maximum amounts of the loan outstanding on each day of the tax year.

In effect the total amounts of the maximum balances on the loan for each day are converted into the equivalent balance for one day to which one day's interest charge is applied at the appropriate Official Rate. Any interest paid on the loan for the tax year is then deducted to arrive at the

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chargeable benefit for that year.

In calculating the chargeable benefit from a beneficial loan, interest paid is deductible only if it has actually been paid and if it has been paid for the relevant tax year. It does not have to be paid in the tax year to qualify.

At the end of each tax year the employer is required to give particulars of the benefits provided for each Director or employee on form P11D. This includes beneficial loans. The employee is required to include any benefits provided for him or her in the annual Tax Return.

No employees' NIC is due on the provision of a beneficial loan.

                                  MISCELLANEOUS

     The Board of Directors may terminate or amend the Plan at any time or from time to time in such respects as it shall deem advisable.

                          INFORMATION ABOUT THE COMPANY

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement under the 1933 Act with respect to the securities described in this document.

     The Company files reports, proxy statements and other information with the Commission. You may read and copy any reports, statements and other information filed by the Company at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. The Commission's website is http://www.sec.gov.

     The documents listed below have been filed with the Commission and are incorporated by reference into this document.

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     (c)  Reports on Form 8-K dated May 1, 2002, May 23, 2002 and August 8,
          2002.

     (d) The description of the Common Stock contained in the Company's Registration

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          Statement on Form 8-A filed on April 17, 2000 under Section 12(b) of the Securities Exchange Act of 1934.

All documents subsequently filed by the Company pursuant to Sections 13, 14 and 15 (d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this document and to be a part hereof from the date of filing of such documents.

The Company will provide, without charge, to each person to whom this document is delivered, upon oral or written request of such person, a copy of any and all information that has been incorporated by reference in this document and, unless it has previously been furnished, a copy of the most recent annual report to shareholders. Such requests should be directed to Pam Perrott, Senior Vice President of Human Resources, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060 (telephone: (804) 965-1730).

The Plan described in this document shall be administered and interpreted by the Company's Human Resources Department whose decisions shall be final and binding.

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